Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Second Quarter 2023 Financial and Operating Results

Generated second quarter 2023 net income of $152 million and Adjusted EBITDA1 of $176 million

Placed into service the three-product gathering system in the City of Williston and Painted Woods areas of the Williston Basin; initial well results exceeding expectations

Achieved record Delaware Basin natural gas processing volumes underpinned by strong producer activity and well performance throughout the first half of 2023

Expect full-year 2023E Adjusted EBITDA within the $780 million to $860 million guidance range, but likely within the lower half of the range primarily driven by lower commodity prices

Awarded Hart Energy’s 2023 ESG Award for the public midstream category, highlighting Crestwood’s continued commitment to sustainable operations

HOUSTON, TEXAS, August 1, 2023 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood” or “Company”) reported today its financial and operating results for the three months ended June 30, 2023.

Second Quarter 2023 Financial Highlights1

•	Second quarter 2023 net income of $152 million, compared to net income of $39 million in second quarter 2022, an increase of 286% year-over-year

•	Second quarter 2023 Adjusted EBITDA of $176 million, compared to $180 million in the second quarter 2022, a decrease of 2% year-over-year

•	Second quarter 2023 distributable cash flow (“DCF”) to common unitholders of $86 million and a coverage ratio of 1.3x

•	Ended the second quarter with $3.3 billion of total debt outstanding, including $417 million drawn on its $1.75 billion revolving credit facility, and a consolidated leverage ratio of 4.25x

•	Announced second quarter 2023 cash distribution of $0.655 per common unit, or $2.62 per common unit on an annualized basis, payable on August 14, 2023, to unitholders of record as of August 7, 2023

Management Commentary

“In the second quarter 2023, strong producer activity resulted in 73 new wells connected to our gathering systems, which brings the year-to-date total to 143 well connects, exceeding our expectations set at the beginning of the year and driving quarter-over-quarter volumetric growth across substantially all of Crestwood’s gathering and processing assets. Delaware Basin volumes were particularly strong, with processing volumes reaching a quarterly record of 444 MMcf/d, or 81% utilization of total capacity. I am also proud to announce that we placed into service our three-product gathering system in the City

[1]	Please see non-GAAP reconciliation tables included at the end of the press release.

-more-

NEWS RELEASE

of Williston and Painted Woods areas of the Williston Basin, which expands the western side of the Rough Rider asset and positions our system to capture substantial future inventory development from Chord Energy and other third-party operators. We brought online 13 new wells in this area during the quarter, and production results are exceeding expectations, bolstering our volume outlook on the western side of the Williston Basin,” commented Robert G. Phillips, Founder, Chairman, and Chief Executive Officer of Crestwood.

Mr. Phillips continued, “While volumes and well connects outperformed across the portfolio, second quarter financial results of $176 million in Adjusted EBITDA and $86 million in distributable cash flow were below our expectations due to reduced commodity prices, net non-cash mark-to-market losses in the NGL Logistics business, and lower volumes on the Arrow asset in the Williston Basin. First, with the significant volatility in commodity prices in the second quarter, price realizations under our percent-of-proceeds contracts for natural gas, natural gas liquids (NGL), and crude oil were below our expectations by approximately 35%, 40%, and 15%, respectively, driving down Adjusted EBITDA by approximately $8 million. Second, while forward spreads have widened across the NGL markets driving incremental value to be realized across our NGL storage inventories, the NGL Logistics business underperformed expectations by approximately $5 million due primarily to the drop in NGL prices during the second quarter causing net non-cash mark-to-market losses on our inventory positions. Due to the widening spread opportunity, our physical inventories across our NGL storage assets are up over 50% compared to last year and are fully hedged with fixed forward sales contracts, so we expect all losses will be reversed, and incremental margin will be realized on excess inventory over the course of the winter heating season. And finally, we experienced approximately $6 million lower Adjusted EBITDA in our G&P North operations predominantly attributable to lower volumes at Arrow during the quarter from increased producer downtime for downhole mechanical maintenance and frac protection around new completion activity.”

Mr. Phillips concluded, “Based on second quarter results and the updated growth outlook for the third and fourth quarter, we currently anticipate full-year Adjusted EBITDA to be within the original guidance range of $780 million to $860 million; however, we now expect results towards the lower half of that range as we continue to see weaker commodity prices relative to our original budget for the remainder of the year. We continue to be focused on the balance sheet and expect the combination of EBITDA growth, free cash flow allocation to debt paydown, and the unwinding of NGL-related working capital will drive our leverage ratio back within our original guidance range of 3.7x to 4.1x by the end of this year. Although we encountered several headwinds that impacted financial results during the second quarter, volumes across our assets are strong and our business operations are running exceptionally well. We remain optimistic about the second half of 2023 and maintain a strong outlook for 2024.”

Second Quarter 2023 Results

Gathering and Processing North

Gathering and Processing North segment EBITDA totaled $137 million in the second quarter 2023, compared to $153 million in the second quarter 2022, a decrease of 10% year-over-year. Segment EBITDA decreased year-over-year primarily due to lower commodity prices impacting Arrow’s percent-of-proceeds contracts.

NEWS RELEASE

Williston Basin

During the second quarter 2023, crude oil gathering volumes averaged 86 MBbl/d, natural gas gathering volumes averaged 231 MMcf/d, natural gas processing volumes averaged 252 MMcf/d, and produced water gathering volumes averaged 195 MBbl/d. Crude oil gathering and produced water gathering volumes increased year-over-year by 13% and 18%, respectively, due to higher completion activity across both the Arrow and Rough Rider assets. Natural gas gathering and processing volumes decreased year-over-year by 4% and 6%, respectively, primarily due to reduced gas onloads to the Rough Rider system and increased downtime on legacy wells on the Arrow system. Producers connected 44 wells across the Arrow and Rough Rider systems during the second quarter, and Crestwood remains on-track to connect a total of 115 to 125 new wells throughout 2023.

Crestwood invested $14 million of growth capital in the Williston Basin in the second quarter, substantially all of which was related to the three-product gathering system at Rough Rider in the City of Williston and Painted Woods areas to service Chord Energy and other third-party producer volumes.

Powder River Basin

During the second quarter 2023, natural gas gathering volumes averaged 99 MMcf/d and natural gas processing volumes averaged 96 MMcf/d, which both decreased year-over-year by 8%. Producers connected 5 wells to the Jackalope system during the second quarter, and Crestwood continues to anticipate a total of 10 to 20 new wells from its dedicated customers in 2023.

Gathering & Processing South

Gathering and Processing South segment EBITDA totaled $35 million in the second quarter 2023, compared to $25 million in the second quarter 2022, an increase of 42% year-over-year. Segment EBITDA increased year-over-year due to continued producer development and the contributions of Sendero Midstream Partners LP (“Sendero Midstream”) and Crestwood Permian Basin Holdings LLC (“CPJV”), which were acquired in July 2022. The growth from these acquisitions was partially offset by the divestitures of the Barnett and Marcellus gathering assets in July 2022 and October 2022, respectively, and lower commodity prices. Second quarter 2023 EBITDA was also negatively impacted by a contract amendment, which resulted in a prior period adjustment.

Delaware Basin

During the second quarter 2023, natural gas gathering volumes averaged 535 MMcf/d, natural gas processing volumes averaged 444 MMcf/d, produced water gathering volumes averaged 133 MBbl/d, and crude oil gathering volumes averaged 28 MBbl/d. Natural gas gathering and processing volumes increased year-over-year by 98% and 195%, respectively, due to the contribution of the Sendero Midstream assets and substantial volumetric growth on the Willow Lake gathering systems in New Mexico. Producers connected 24 wells across Crestwood’s Delaware Basin gathering systems during the second quarter, and Crestwood now expects to connect a total of 110 to 120 new wells throughout 2023, a reduction of 10 wells from the previous guidance range, due to producers shifting activity into 2024.

Crestwood invested $15 million of growth capital in the Delaware Basin in the second quarter, the majority of which was related to well connects and compression expansions on the Sendero Midstream and Willow Lake gathering assets.

NEWS RELEASE

Storage & Logistics

Storage & Logistics segment EBITDA totaled $13 million in the second quarter 2023, compared to $5 million in the second quarter 2022, an increase of 185% year-over-year. Both periods reflect the non-cash change in fair value of commodity inventory-related derivative contracts, and second quarter 2023 excludes a $132 million gain recorded by Crestwood related to the sale of its equity investment in Tres Palacios Gas Storage LLC, which was divested in April 2023. Segment EBITDA increased year-over-year due to the hedge losses that were realized in the second quarter 2022 as a result of the significant increase in commodity prices, which was slightly offset by the contribution of Tres Palacios in the second quarter 2022.

Financial results in the second quarter 2023 were negatively impacted by net non-cash mark-to-market losses on NGL inventory positions caused by the decline in NGL prices. In response to the widening of the summer-to-winter spread during the inventory build season, Crestwood has built physical inventories across its NGL storage assets that are currently up over 50% relative to inventory levels last year. Crestwood hedges its inventory positions with fixed forward sales agreements to lock-in the storage carries created by the summer-to-winter spreads. As a result, the Company expects the second quarter non-cash losses will be reversed, and margin will be realized on inventory as it delivers the product in the winter heating season. Overall, because of the volatility and low prices during the quarter that enabled Crestwood to increase its NGL storage positions above plan and capture the strengthening spreads, the Company expects the Storage & Logistics segment to perform at or just above the high end of its guidance range for the year.

Crestwood invested $6 million of growth capital in the second quarter, the majority of which was related to expanding NGL storage capacity at its Hattiesburg facility.

O&M and G&A Expenses

Combined O&M and G&A expenses, net of non-cash unit-based compensation, in the second quarter 2023 were $69 million compared to $65 million in the second quarter 2022. Second quarter 2023 expenses increased due to the contribution of the Sendero Midstream and CPJV acquisitions.

Capitalization and Liquidity Update

During the second quarter 2023, Crestwood invested $36 million in growth capital projects primarily in the Williston and Delaware basins. Crestwood continues to expect full-year 2023 growth capital investments between $135 million and $155 million.

As of June 30, 2023, Crestwood had $3.3 billion of total debt outstanding, comprised of $2.85 billion of fixed-rate senior notes and $417 million drawn on its $1.75 billion revolving credit facility, resulting in a leverage ratio of 4.25x. Due to the seasonality and working capital needs of Crestwood’s NGL Logistics business, Crestwood had approximately $100 million of working capital outstanding associated with its inventory positions at the end of the second quarter. Crestwood remains committed to allocating all free cash flow after distributions towards debt reduction during 2023.

NEWS RELEASE

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) that pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. The preferred units are listed on the New York Stock Exchange and trade under the ticker symbol CEQP-P.

Sustainability Program Update

In June 2023, Crestwood published its fifth annual sustainability report entitled Responsible Growth. Authentic Advancement. The report highlights the year-to-year progress Crestwood has achieved in its environmental, social, and governance (ESG) commitments and illustrates how the Company has worked to balance responsible business growth and sustainability objectives. It also includes comprehensive information on the achievements made in its second three-year sustainability strategy, initiated in January 2022, including deliverables achieved through its detailed carbon management plan.

Crestwood continues to be recognized externally for its commitment to sustainability and was recently awarded Hart Energy’s 2023 ESG Award for the public midstream category. In addition, the Company’s Sustainalytics rating improved by 10 percent due to its strong ESG disclosures and policies and programs that follow best practices for the midstream industry. For more information on Crestwood’s approach to sustainability, please visit https://esg.crestwoodlp.com.

Upcoming Conference Participation

Crestwood plans to participate in the following investor conferences. Prior to the start of each conference, new presentation materials may be posted to the “Investors” section of Crestwood’s website (www.crestwoodlp.com).

•	Citi One-on-One Midstream / Energy Infrastructure Conference, August 22-23, 2023, Las Vegas, NV

•	NYSE Investor Access Day, September 12, 2023, Virtual

•	Capital One Securities Energy Conference, December 5, 2023, Houston, TX

•	Wells Fargo Midstream and Utility Symposium, December 6-7, 2023, New York, New York

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time), which will be broadcast live over the Internet. Investors will be able to access the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least ten minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow and free cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

NEWS RELEASE

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. To learn more about Crestwood Equity Partners LP, visit www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, visit https://esg.crestwoodlp.com.

Source: Crestwood Equity Partners LP

Crestwood Equity Partners LP

Investor Contact

Andrew Thorington, 713-380-3028

andrew.thorington@crestwoodlp.com

Vice President, Finance & Investor Relations

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Senior Vice President, Sustainability and Corporate Communications

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except per unit data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues	$1,021.2	$1,448.0	$2,284.3	$3,031.8
Cost of products/services sold	784.6	1,213.2	1,782.0	2,577.6

Operating expenses and other:
Operations and maintenance	53.2	46.6	109.8	89.0
General and administrative	25.0	26.5	56.6	69.9
Depreciation, amortization and accretion	81.1	80.6	162.5	155.4
Loss on long-lived assets, net	1.8	7.2	2.2	11.0

	161.1	160.9	331.1	325.3
Operating income	75.5	73.9	171.2	128.9
Earnings from unconsolidated affiliates, net	132.4	6.0	134.1	9.0
Interest and debt expense, net	(55.4)	(40.1)	(111.0)	(76.2)
Other income (expense), net	—	(0.1)	0.1	0.2

Income before income taxes	152.5	39.7	194.4	61.9
Provision for income taxes	(0.6)	(0.3)	(0.9)	(0.3)

Net income	151.9	39.4	193.5	61.6
Net income attributable to non-controlling partner	10.3	10.3	20.5	20.5

Net income attributable to Crestwood Equity Partners LP	141.6	29.1	173.0	41.1
Net income attributable to preferred units	15.0	15.0	30.0	30.0

Net income attributable to partners	$126.6	$14.1	$143.0	$11.1

Net income per limited partner unit:
Basic	$1.20	$0.14	$1.36	$0.12

Diluted	$1.16	$0.14	$1.31	$0.11

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	June 30, 2023	December 31, 2022
	(unaudited)
Cash	$7.7	$7.5

Outstanding debt:
Revolving Credit Facilities	$417.4	$1,129.1
Senior Notes	2,850.0	2,250.0
Other	24.6	26.7

Subtotal	3,292.0	3,405.8
Less: deferred financing costs, net	32.9	27.5

Total debt	$3,259.1	$3,378.3

Partners’ capital
Total partners’ capital	$1,919.2	$1,907.2
Common units outstanding	105.2	104.6

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Income to Adjusted EBITDA
Net income	$151.9	$39.4	$193.5	$61.6
Interest and debt expense, net	55.4	40.1	111.0	76.2
Provision for income taxes	0.6	0.3	0.9	0.3
Depreciation, amortization and accretion	81.1	80.6	162.5	155.4

EBITDA (a)	$289.0	$160.4	$467.9	$293.5
Significant items impacting EBITDA:
Unit-based compensation	9.2	8.6	19.2	17.2
Loss on long-lived assets, net	1.8	7.2	2.2	11.0
Earnings from unconsolidated affiliates, net	(132.4)	(6.0)	(134.1)	(9.0)
Adjusted EBITDA from unconsolidated affiliates, net	2.0	10.9	6.2	18.5
Change in fair value of commodity inventory-related derivative contracts	3.0	(4.9)	(0.5)	0.8
Significant transaction and environmental related costs and other items	3.3	3.5	7.6	20.5

Adjusted EBITDA (a)	$175.9	$179.7	$368.5	$352.5

Distributable Cash Flow (b)
Adjusted EBITDA (a)	$175.9	$179.7	$368.5	$352.5
Cash interest expense (c)	(55.1)	(40.4)	(111.1)	(76.0)
Maintenance capital expenditures (d)	(8.4)	(7.4)	(15.3)	(8.8)
Adjusted EBITDA from unconsolidated affiliates, net	(2.0)	(10.9)	(6.2)	(18.5)
Distributable cash flow from unconsolidated affiliates	2.0	10.1	5.7	16.8
PRB cash received in excess of recognized revenues (e)	—	2.7	—	9.8
Provision for income taxes	(0.6)	(0.3)	(0.9)	(0.3)

Distributable cash flow attributable to CEQP	111.8	133.5	240.7	275.5
Distributions to preferred	(15.0)	(15.0)	(30.0)	(30.0)
Distributions to Niobrara preferred	(10.4)	(10.4)	(20.7)	(20.7)

Distributable cash flow attributable to CEQP common	$86.4	$108.1	$190.0	$224.8

(a)

EBITDA is defined as income before debt-related costs (interest and debt expense), income taxes and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation, gains or losses on long-lived assets, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with U.S. GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)

Beginning in 2023, distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. In 2022, distributable cash flow also includes the cash received from our Powder River Basin operations in excess of revenue recognized. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with U.S. GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Interest and debt expense less amortization of deferred financing costs plus capitalized interest and amortization of debt premium.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)

Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606 during the three and six months ended June 30, 2022.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating Cash Flows to Adjusted EBITDA
Net cash provided by operating activities	$21.2	$29.5	$267.1	$252.0
Net changes in operating assets and liabilities	91.7	106.9	(21.4)	(6.0)
Amortization of debt-related deferred costs	(0.8)	(0.4)	(1.6)	(1.2)
Interest and debt expense, net	55.4	40.1	111.0	76.2
Unit-based compensation	(9.2)	(8.6)	(19.2)	(17.2)
Loss on long-lived assets, net	(1.8)	(7.2)	(2.2)	(11.0)
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	131.8	(0.2)	133.2	0.2
Deferred income taxes	—	—	—	0.1
Provision for income taxes	0.6	0.3	0.9	0.3
Other non-cash income	0.1	—	0.1	0.1

EBITDA (a)	$289.0	$160.4	$467.9	$293.5
Unit-based compensation	9.2	8.6	19.2	17.2
Loss on long-lived assets, net	1.8	7.2	2.2	11.0
Earnings from unconsolidated affiliates, net	(132.4)	(6.0)	(134.1)	(9.0)
Adjusted EBITDA from unconsolidated affiliates, net	2.0	10.9	6.2	18.5
Change in fair value of commodity inventory-related derivative contracts	3.0	(4.9)	(0.5)	0.8
Significant transaction and environmental related costs and other items	3.3	3.5	7.6	20.5

Adjusted EBITDA (a)	$175.9	$179.7	$368.5	$352.5

Distributable Cash Flow (b)
Adjusted EBITDA (a)	$175.9	$179.7	$368.5	$352.5
Cash interest expense (c)	(55.1)	(40.4)	(111.1)	(76.0)
Maintenance capital expenditures (d)	(8.4)	(7.4)	(15.3)	(8.8)
Adjusted EBITDA from unconsolidated affiliates, net	(2.0)	(10.9)	(6.2)	(18.5)
Distributable cash flow from unconsolidated affiliates	2.0	10.1	5.7	16.8
PRB cash received in excess of recognized revenues (e)	—	2.7	—	9.8
Provision for income taxes	(0.6)	(0.3)	(0.9)	(0.3)

Distributable cash flow attributable to CEQP	111.8	133.5	240.7	275.5
Distributions to preferred	(15.0)	(15.0)	(30.0)	(30.0)
Distributions to Niobrara preferred	(10.4)	(10.4)	(20.7)	(20.7)

Distributable cash flow attributable to CEQP common	$86.4	$108.1	$190.0	$224.8

Free Cash Flow After Distributions (f)
Distributable cash flow attributable to CEQP common	$86.4	$108.1	$190.0	$224.8
Less: Growth capital expenditures (g)	35.8	42.6	93.7	66.8
Less: Distributions to common unitholders	68.9	64.2	137.9	128.4

Free cash flow after distributions	$(18.3)	$1.3	$(41.6)	$29.6

(a)

EBITDA is defined as income before debt-related costs (interest and debt expense), income taxes and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation, gains or losses on long-lived assets, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with U.S. GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

(b)

Beginning in 2023, distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. In 2022, distributable cash flow also includes the cash received from our Powder River Basin operations in excess of revenue recognized. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with U.S. GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Interest and debt expense less amortization of deferred financing costs plus capitalized interest and amortization of debt premium.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)

Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606 during the three and six months ended June 30, 2022.

(f)

Free cash flow after distributions is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders. Free cash flow after distributions should not be considered an alternative to cash flows from operating activities or any other measure of liquidity calculated in accordance with U.S. GAAP as those items are used to measure liquidity or the ability to service debt obligations. We believe that free cash flow after distributions provides additional information for evaluating our ability to generate cash flow after paying our distributions to common unitholders and paying for our growth capital expenditures.

(g)

Includes $20.9 million and $3.2 million of payments related to litigation on the construction of the Bear Den II cryogenic processing plant during the six months ended June 30, 2023 and 2022, respectively.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Gathering and Processing North
Revenues	$300.0	$431.0	$614.4	$793.6
Costs of product/services sold	136.9	250.8	289.3	456.4
Operations and maintenance expenses	26.4	27.5	55.7	51.2
Gain on long-lived assets, net	—	—	0.1	—

EBITDA	$136.7	$152.7	$269.5	$286.0

Gathering and Processing South
Revenues	$151.9	$35.3	$317.0	$66.0
Costs of product/services sold	100.2	0.6	208.7	—
Operations and maintenance expenses	15.2	7.6	30.3	14.3
Loss on long-lived assets, net	(1.9)	(7.1)	(2.7)	(6.9)
Earnings from unconsolidated affiliates, net	0.6	4.8	0.9	7.4

EBITDA	$35.2	$24.8	$76.2	$52.2

Storage and Logistics
Revenues	$569.3	$981.7	$1,352.9	$2,172.2
Costs of product/services sold	547.5	961.8	1,284.0	2,121.2
Operations and maintenance expenses	11.6	11.5	23.8	23.5
Loss on long-lived assets, net	—	(0.1)	—	(4.1)
Earnings from unconsolidated affiliates, net	131.8	1.2	133.2	1.6

EBITDA	$142.0	$9.5	$178.3	$25.0

Total Segment EBITDA	$313.9	$187.0	$524.0	$363.2
Corporate	(24.9)	(26.6)	(56.1)	(69.7)

EBITDA	$289.0	$160.4	$467.9	$293.5

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Gathering and Processing North
Gas gathering volumes (MMcf/d)
Williston Basin	231.3	240.8	230.9	244.2
Powder River Basin	99.3	107.8	97.6	103.0

Total gas gathering volumes	330.6	348.6	328.5	347.2
Processing volumes (MMcf/d)
Williston Basin	252.4	267.6	254.5	273.9
Powder River Basin	96.3	104.8	94.8	99.5

Total processing volumes	348.7	372.4	349.3	373.4
Williston Basin
Water gathering volumes (MBbls/d)	194.9	164.6	183.1	169.0
Crude oil gathering volumes (MBbls/d)	86.3	76.2	83.4	78.0

Gathering and Processing South
Gas gathering volumes (MMcf/d)
Delaware Basin (a)	535.0	269.9	514.9	252.2
Marcellus (b)	—	209.5	—	212.1
Barnett (b)	—	211.6	—	212.9

Total gas gathering volumes	535.0	691.0	514.9	677.2
Processing volumes (MMcf/d)
Delaware Basin (a)	443.8	150.5	423.3	133.8
Barnett (b)	—	69.7	—	70.4

Total processing volumes	443.8	220.2	423.3	204.2
Delaware Basin
Water gathering volumes (MBbls/d)	132.6	142.7	135.7	122.6
Crude oil gathering volumes (MBbls/d)	28.4	23.6	25.4	21.9

Storage and Logistics
Gulf Coast Storage - firm contracted capacity (Bcf) (a)(c)	—	28.9	29.2	28.9
% of operational capacity contracted	0%	75%	76%	75%
Firm storage services (MMcf/d) (a)	—	244.0	263.3	319.0
Interruptible services (MMcf/d) (a)	—	161.3	250.7	158.3
COLT Hub
Rail loading (MBbls/d)	18.6	10.2	16.7	14.1
Outbound pipeline (MBbls/d) (d)	29.5	26.7	26.3	26.1
NGL Operations
NGL volumes sold or processed (MBbls/d)	100.4	116.0	121.3	137.9
NGL volumes trucked (MBbls/d)	17.4	18.2	19.7	20.6

(a)	Includes operational data for our 50% owned joint ventures and is reported at 100%.
(b)	The Barnett assets and the Marcellus assets were sold in July 2022 and October 2022, respectively.
(c)	In April 2023, we sold our equity interest in Tres Palacios Gas Storage LLC.
(d)	Represents only throughput leaving the terminal.